Exhibit 10.8

700 Saginaw Drive, Suite 150

Redwood City, CA 94063

February 9, 2016

Hans Hull

San Francisco, CA 94110

EMAIL: hanshull@gmail.com

Re: Employment Offer

Dear Hans,

Pliant Therapeutics, Inc. (“Pliant” or the “Company”) is pleased to confirm its offer to employ you as Chief Business Officer. As Chief Business Officer, you will report to the Company’s Chief Executive Officer, Bernard Coulie. Your effective date of hire as a regular, full time employee (the “Start Date”) will be on March 9, 2016 unless another date is agreed upon by you and the Company.

Your salary will be paid at the rate of $325,000 per year, less payroll deductions and withholdings. You will be paid semi-monthly in accordance with the Company’s usual payroll. It is expected that, when an annual bonus program is approved by the Board of Directors, you will be eligible for a target bonus at 25% of your annual compensation, based upon the achievement of corporate and individual goals, as agreed by the Board of Directors. You will be eligible to participate each year in any annual bonus plan adopted by the Company and the Company, subject to financial, business, and other circumstances and factors.

You will be eligible for standard Company benefits as they become implemented, including but not limited to health care insurance, vacation, sick leave, holidays, 401(k), performance-based bonus program, and additional performance-based stock grants. Until such time as a Company health care insurance plan is established, the Company will reimburse you for premiums you pay for continuing benefits. Details about these benefit plans will be provided when they are available for your review. The Company may change compensation and benefits from time to time in its discretion.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, you will receive the right to purchase 927,000 shares of the Company’s common stock (the “Restricted Stock”). The Restricted Stock will be granted following the commencement of your employment. The purchase price of the Restricted Stock will be equal to the fair market value of the Company’s common stock on the date of the grant, and the Board of Directors may elect to seek a third party valuation of such fair market

Hans Hull

February 9, 2016

value, which could delay the date that the Restricted Stock is granted. The Restricted Stock will be subject to the terms and conditions of the Company’s then-current inventive stock plan and form of restricted stock agreement (the Equity Documents”). The Restricted Stock will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, l/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. Your employment with the Company will be “at will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Notwithstanding the foregoing, if the Company terminates your employment without Cause (as defined below), and other than for death or disability, then the Company will pay you severance (the “Severance”) in an amount equal to six (6) months of your base salary at the time of termination. Your eligibility to receive the Severance will be conditioned upon your (i) signing and not revoking a release of any and all claims, in a form prescribed by the Company (the “Release”), and (ii) continued compliance with all legal and contractual obligations to the Company. The Severance will be paid in a lump-sum, less deductions and withholdings, on the thirtieth (30th) day following your last day of employment, provided the Release has become effective. “Cause” for termination of your employment shall exist if the Board determines, in its

Hans Hull

February 9, 2016

reasonable, good faith judgment that you engaged in any of the following behavior: (i) any act of embezzlement, fraud, theft or misappropriation including without limitation with respect to any asset or property of the Company; (ii) gross negligence, willful misconduct or material neglect of duties or breach of fiduciary duty to the Company; (iii) material failure to use good faith efforts to satisfactorily perform your duties (which failure continues after you have been given notice by the Company) or to follow the reasonable and lawful directions of the Board; (iv) violation of federal or state securities laws as it relates to any of the Company’s securities; (v) material breach of an employment, consulting or other agreement with the Company that the Company and you have entered into or any personnel policy of which you have been made aware after notice and opportunity to cure if such breach is curable; or (vi) conviction of a felony, or any crime involving moral turpitude.

This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to Barbara Howes (Bhowes@pliantrx.com) by close of business on February 12, 2016, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Bernard Coulie
Bernard Coulie Chief Executive Officer, Pliant Therapeutics, Inc.

Hans Hull

February 9, 2016

Accepted:

/s/ Hans Hull
Hans Hull

February 10, 2016
Date

Attachment: [Employee Confidential Information and Inventions Assignment Agreement]